Exhibit 99.1

Vera Bradley Updates Fourth Quarter and Fiscal Year 2013 Guidance

FORT WAYNE, Ind., January 15, 2013 – Vera Bradley, Inc. (Nasdaq: VRA) today updated its fourth quarter and fiscal year 2013 guidance. For the fourth quarter, the Company expects net revenues to be in a range of $149 million to $154 million, compared to the prior range of $147 million to $152 million. Indirect net revenues are expected to grow in the low- to mid-single digits versus prior guidance of low-single digits and comparable store sales are expected to be flat compared to the prior year versus previous guidance of low-single digit growth, primarily due to lower-than-expected traffic during the holiday season.

Gross margin for the fourth quarter is expected to expand over the prior year by approximately 140 basis points compared to the prior expectation of 130 basis points. Diluted earnings per share are expected to be in a range of $0.56 to $0.58, compared to the prior expected range of $0.55 to $0.57. The earnings per share estimate continues to assume an effective tax rate of 38% and fully diluted weighted average shares outstanding of 40.6 million. Inventory growth expectations for the fourth quarter and first quarter of fiscal 2014 remain 10 to 20 percent above net revenue growth rates.

For fiscal 2013, the Company now expects net revenues to be in a range of $528 million to $533 million. Indirect net revenue growth is expected to be in the low-single digit range and comparable store sales growth is expected to be in the low-single digits. Gross margin is expected to grow by approximately 100 basis points over the prior fiscal year. As a result, diluted earnings per share for the full year are expected to be in a range of $1.64 to $1.66. The earnings per share estimate continues to assume an effective tax rate of 37.5% and fully diluted weighted average shares outstanding of 40.6 million.

“We are pleased with how our customers have responded to our brand during the fourth quarter,” commented Michael C. Ray, Vera Bradley’s Chief Executive Officer. “While traffic in our comparable store base was a bit softer than expected, we believe our overall sales performance demonstrates the benefits of our multi-channel retail model.”

The Company plans to report its fiscal year 2013 fourth quarter and full-year results on Thursday, March 14, 2013, after the market close. The Company also plans to hold a conference call to discuss its financial results the same day at 4:30 p.m. Eastern Time.

The Company will be presenting at the 15th Annual ICR XChange Conference held at the Fontainebleau Hotel in Miami Beach, Florida on Thursday, January 17, 2013 at 8:50 am Eastern Time. Michael Ray, Chief Executive Officer will host the presentation. The audio portion of the presentation will be webcast live at www.verabradley.com under the Investor Relations section. An archived replay will be available two hours after the conclusion of the live event.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women’s lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to “be colorful” with designs that reflect their personal style. As of October 27, 2012, Vera Bradley accessories can be found in 64 retail stores in the U.S., 11 outlet stores, approximately 3,300 specialty retailers and online at verabradley.com. Vera Bradley employs approximately 2,000 and the Company’s fiscal 2012 sales were $461 million. The Company’s commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

pblair@verabradley.com

(260) 207-5183

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com